Exhibit (32.2)

Written Statement of the Executive Vice President and Chief Financial OfficerPursuant
to 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Executive Vice President and Chief Financial Officer of Oshkosh Truck Corporation (the “Company”), hereby certify, to the best of my knowledge, that the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2004 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ Charles L. Szews
Charles L. Szews April 28, 2004